UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2009

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 6, 2009, ADA-ES, Inc. (“we” or “ADA-ES”) and Energy Capital Partners I, LP and its affiliated funds (“ECP”) entered into Amendment No. 1, effective as of March 1, 2009 (the “SPA Amendment”), to the Securities Purchase Agreement dated as of October 1, 2008 (the “SPA”) and Amendment No. 2, effective as of March 1, 2009 (the “LLC Amendment”), to the Limited Liability Company Agreement dated as of October 1, 2008, as amended (the “LLC Agreement”) of ADA Carbon Solutions, LLC f/k/a/ Crowfoot Development, LLC (the “Joint Venture”). The SPA provides for our sale of 1,800,000 shares of Series A Convertible Preferred Stock and 1,800,000 shares of Series B Convertible Preferred Stock to ECP (the “Private Placement”). We formed the Joint Venture for the purposes of funding and constructing an activated carbon production facility in Coushatta, Red River Parish, Louisiana and similar projects.

The SPA Amendment

Prior to the SPA Amendment, either we or ECP could terminate the SPA for failure to close by March 2, 2009. The SPA Amendment extends this date (the “Outside Date”) to June 30, 2009, which date will automatically be extended for successive 90-day periods unless and until either we or ECP provides written notice to the other at least 10 business days prior to the end of such extension that it does not wish to further extend the Outside Date.

The LLC Amendment

The LLC Amendment replaces the former March 2, 2009 date (by which the Private Placement was originally required to be completed) in the definition of “ADA-ES Triggering Event” with the new Outside Date date, as such date has been and may be further extended.

The LLC Amendment gives ECP the right to amend, modify or withdraw capital request notices, thereby giving ECP increased control over funding of the Joint Venture. In addition, in order to address the anticipated capital needs of the Joint Venture through the new Outside Date, as such date has been and may be further extended, from and after the date on which ECP has funded the entire Third Tranche Amount (as defined in the LLC Agreement) until the earlier of the date of the Private Placement and the new Outside Date, as such date has been and may be further extended, ECP may fund additional ordinary capital contributions or increase the Third Tranche Amount and fund additional preferred equity contributions, in each case at such times and in such amounts as ECP determines are necessary to satisfy the capital requirements of the Joint Venture.

The Private Placement, if and when it is consummated, will be effected in accordance with Rule 506 of Regulation D of the Securities Act of 1933, as amended. Neither the Preferred Stock nor the shares of our common stock issuable upon conversion of the Preferred Stock have been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements. This report shall not constitute an offer to sell or the solicitation of an offer to buy any of our securities, nor shall there be any sale of our securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. If closing of the Private Placement occurs, we will have certain obligations to register the shares of common stock issuable upon conversion of the Preferred Stock for resale pursuant to a registration rights agreement to be entered into on or prior to closing.

This report provides only a summary of the Amendments and agreements entered into in connection with the Private Placement and Joint Venture. We encourage you to review the full text of such agreements and the Amendments when they become available.

Item 2.06.	Material Impairments.

The Company reviews the recoverability of goodwill annually on December 31, and at any other time when business conditions indicate a potential change in recoverability. The deterioration of the flue gas conditioning (“FGC”) segment’s financial performance, combined with an unfavorable outlook, were the key indicators for potential impairment. More specifically, during the fourth quarter of 2008, FGC experienced deteriorated financial performance primarily due to significant reductions in equipment rental revenue and chemical sales. This caused previously unanticipated projected revenue and operating income declines. As a result of these changes, long-term projections showed significant declines in discounted future operating cash flows as a result of regulatory uncertainty. These revised cash flows and declining market conditions caused the implied fair values of the FGC segment to be less than book value. Accordingly, on March 4, 2009, based on the advice of management, our Board of Directors approved the recording of a goodwill impairment charge totaling $1.6 million . The impairment charge will not result in any current or future cash expenditures. The impairment charge will be reflected in the Company’s financial statements as of and for the fiscal year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADA-ES, Inc.
Registrant

Date: March 9, 2009	By:	/s/ Mark H. McKinnies
Mark H. McKinnies
Senior VP & Chief Financial Officer

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